Exhibit 10.3
DEFERRED COMPENSATION PLAN
FOR
OUTSIDE DIRECTORS OF
SONOCO PRODUCTS COMPANY
Effective January 1, 1990
As amended October 15, 2008

TABLE OF CONTENTS

ARTICLE I	STATEMENT OF PURPOSE	3

ARTICLE II	DEFINITIONS	4 – 5

ARTICLE III	ELIGIBILTY AND PARTICIPATION	6

ARTICLE IV	DEFERRED COMPENSATION ELECTIONS	7 – 8

ARTICLE V	CREDITS TO DEFERRAL ACCOUNTS	9 – 10

ARTICLE VI	ADMINISTRATIVE COMMITTEE & CLAIMS	11 – 12

ARTICLE VII	AMENDMENT AND TERMINATION	13

ARTICLE VIII	MISCELLANEOUS	14 – 15

ARTICLE IX	CONSTRUCTION	16

SONOCO PRODUCTS COMPANY
DEFERRED COMPENSATION PLAN
FOR OUTSIDE DIRECTORS
ARTICLE I
STATEMENT OF PURPOSE
     The purpose of this plan is to provide outside directors of Sonoco Products Company (the “Company”) the opportunity to defer receipt of compensation earned as a director to a date following separation from service with the Company. This deferral opportunity is designed to help the Company to attract and retain outstanding individuals as Directors of the Company through enhancement of the value of the fees paid to such individuals.

ARTICLE II
DEFINITIONS
               When used herein the following terms shall have the meanings indicated unless a different meaning is clearly required by the context.
1.	“Company”: Sonoco Products Company, a South Carolina Corporation, and its corporate successors.

2.	“Committee”: The Administrative Committee appointed by the Board of Directors of the Company to administer this plan.

3.	“Director”: Any person who is serving on the Board of Directors and is not an employee of the Company or any of its subsidiaries.

4.	“Participant”: A Director or former Director who has deferred fees hereunder and has a credit balance in his deferred compensation account.

5.	“Separation from Service”: The date of termination of a Director’s active service with the Company as defined under code section 409A.

6.	“Plan”: The Deferred Compensation Plan for Outside Directors of Sonoco Products Company as contained herein, and as may be amended from time to time hereafter, together with any election forms that the Committee requires a Participant to complete.

7.	“Plan Year”: The period commencing January 1 and ending December 31.

8.	“Stock Equivalent Account”: The account described in Article V.

9.	“Interest Account”: The account described in Article V.

10.	“Director’s Fees”: Retainer fees and meeting fees.

11.	“Fixed Payment Period”: The period of years over which annual payments are made to a Participant following his Separation from Service or upon his death preceding his Separation from Service.

ARTICLE III
ELIGIBILITY AND PARTICIPATION
1.	Any Director of the Company who is not also an employee of the Company is eligible to participate in the plan.

2.	The Director may elect to defer receipt of all or a specified part of the compensation payable to the Director for serving on the Board of Directors or committees of the Board of Directors of the Company.

3.	An eligible Director participates in the plan by irrevocably electing on an annual basis, in the manner specified herein, to defer future Director’s Fees earned for which the related services commence in the calendar year following the year in which the election is made. Participation commences upon the execution and delivery of a Deferred Compensation Agreement. Such Agreement must be executed (and must become irrevocable) in all cases on or before December 31 preceding the calendar year in which the services related to the Director’s Fees to be deferred commence.

ARTICLE IV
DEFERRED COMPENSATION ELECTIONS
1.	A Director electing to defer payment of fees may elect deferral to be invested in the Interest Account and/or the Stock Equivalent Account.

2.	Subject to such limitations as the Committee may impose, a Director electing to defer hereunder shall also elect at the same time as his deferral election, a Fixed Payment Period commencing six months following the Director’s Separation from Service over which the amount deferred under such election shall be paid to him in annual installments and a Fixed Payment Period (which may be a different period) over which the unpaid portion of the amount deferred shall be paid to his beneficiary or estate in annual installments in the event of his death before Separation from Service occurs. Finally, the Director may elect to have the unpaid portion of the amount deferred paid in a lump sum to his beneficiary or estate in the event of his death following a Separation of Service.

3.	Any Fixed Payment Period Election to defer compensation shall be irrevocable and may not be changed or modified thereafter by a Participant or the Company.

4.	The fact that a Director has made a particular election with respect to a deferral shall not preclude such Director from making different elections with respect to new elections to defer fees covering future period of service.

5.	In the event of a Fixed Payment Period commencing due to a Separation from Service, the initial amount due shall be paid six months following Separation from Service. In the event of a Fixed Payment Period commencing due to a Participant’s death prior to a Separation from Service, the initial payment amount due shall be paid upon death (or on such later date permitted under the regulations to Code

Section 409A). The amount of any payment during a Fixed Payment Period shall equal the unpaid balance of the amount deferred (including any earnings thereon) immediately preceding the payment date divided by the number of annual payments remaining in the Fixed Payment Period (including the payment that is about to be made).

6.	Upon consummation of a Change in Control that qualifies under 409A, all amounts credited to the Stock Equivalent Account and/or Interest Account (along with any amounts deferred but not yet credited to these accounts up to the date of payment), shall be paid in a lump sum payment to the Participant within 30 days following the Change in Control.

ARTICLE V
CREDITS TO DEFERRAL ACCOUNTS
1.	Deferred compensation shall be credited to the Stock Equivalent Account or the Interest Account of a Participant or a combination of these accounts, as the Participant may have elected, as follows:
a)	One fourth of the annual retainer fee shall be credited on the closing date for each of the Company’s fiscal quarters.

b)	The committee meeting fee shall be credited on the closing date for the Company’s fiscal quarter in which the Director attends the committee meeting.
2.	The fees credited to a Stock Equivalent Account shall be converted on the closing date for each of the Company’s fiscal quarters into “Stock Equivalents” as though such fees were applied to the purchase of common stock of the Company as follows:
The Director’s Account shall be assigned Stock Equivalents which shall be the number of full and fractional (rounded to the nearest tenth) shares of the Company’s common stock that could be purchased, with the fees credited to the Director’s Account, at the closing price of such common stock as of the end of the fiscal quarter as quoted by the New York Stock Exchange.
3.	As of the payment date for each dividend declared on the Company’s common stock, each Director’s dividend shall be determined by multiplying the cash dividend per share by the number of full and fractional Stock Equivalents in the Director’s Stock Equivalent Account on the dividend payment date, with the resulting dividend amount converted into stock equivalents as though such dividend amounts were applied to the purchase of common stock of the Company.

4.	Six months following a Participant’s Separation from Service, the Participant will begin to receive payment(s) from the Stock Equivalent Account and/or Interest Account in accordance with the Participant’s elections. Subsequent installments, if any, shall be paid each January until the accounts have been paid in full. Payment(s) from the Stock Equivalent Account will be in the form of shares of common stock equal in number to the amount of Stock Equivalents credited to the eligible Director’s Stock Equivalent Account as of the date of payment divided by the number of installment payments remaining to be paid immediately before the payment date. Any remaining fractional share at the end of the payment cycle, will be rounded up and issued as a whole share.

5.	Each month, the balance in the Interest Account will be credited with interest from the date the deferral is credited to the account until payment is complete, at a rate equal to the Merrill Lynch ten year high quality bond index for December 15 of each preceding year.

ARTICLE VI
ADMINISTRATIVE COMMITTEE & CLAIMS
1.	This plan shall be administered by the Governance Committee of the Board of Directors.

2.	The construction and interpretation by the Committee of any provision of this plan shall be final and conclusive.

3.	The administration of this plan is delegated to the Senior Vice President — Human Resources who is responsible for executive compensation and benefits, or at his election, to the Director, Compensation.

4.	No member of the Committee shall be personally liable for any actions taken by the Committee unless the member’s action involves willful misconduct.

5.	If any claim for benefits under the Plan is wholly or partially denied, the claimant shall be given notice in writing of such denial within a reasonable period of time (not to exceed 90 days after receipt of the claim or, if special circumstances require an extension of time, written notice of the extension shall be furnished to the claimant and an additional 90 days will be considered reasonable) setting forth the following information: (a) the specific reason or reasons for the denial; (b) specific reference to pertinent Plan provisions on which denial is based; (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (d) an explanation that a full and fair review by the Committee of the decision denying the claim may be requested by the claimant or his authorized representative by filing with the Committee, within 60 days after such notice has been received, a written request for such review.

In the event that a claimant does choose to appeal, as described under (d) above, the claimant or his authorized representative may review pertinent documents and submit issues and comments in writing within the same 60-day period specified in subsection (d) above. Upon request (and free of charge), the Member/claimant shall be provided reasonable access to and copies of all documents, records, and other information relevant to his claim for benefits (as further described in DOL regulations, and as determined by the Committee, in its sole discretion), and shall also be informed of his right to bring suit under ERISA.

The decision of the Committee shall be made promptly, and not later than 60 days after the Committee’s receipt of the request for review, unless special circumstances require an extension of time for processing, in which case the claimant shall be so notified and a decision shall be rendered as soon as possible, but not later than 120 days after the receipt of the request for review. The claimant shall be given a copy of the decision promptly. The decision shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions on which the decision is based.

ARTICLE VII
AMENDMENT AND TERMINATION
     The Company reserves the right, at any time or from time to time, by action of its Board of Directors, to modify or amend in whole or in part any or all provisions of the Plan, or terminate and liquidate the Plan provided, however, any such modification, amendment or termination and liquidation shall not substantially and adversely affect the benefits then in effect. In the event of Plan termination and liquidation by the Company, the Company will pay any benefits otherwise due under the Plan during the first 12 months following a resolution to terminate and liquidate the Plan and shall pay out any remaining amounts deferred under the Plan during the second 12 months following such resolution to terminate and liquidate the Plan. Notwithstanding the above, the Plan shall not be terminated and liquidated unless all other plans required to be aggregated with the Plan under Section 409A of the Code are terminated and liquidated at the same time.

ARTICLE VIII
MISCELLANEOUS
1.	NON-ALIENATION OF BENEFITS. No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right or benefit under this Deferral shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefits. If the Participant or any beneficiary hereunder shall become bankrupt, or attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right hereunder, then such right or benefit shall, in the discretion of the Committee, cease and terminate, and in such event, the Committee may hold or apply the same or any part thereof for the benefit of the Participant or his beneficiary, spouse, children, or other dependents, or any of them in such manner and in such amounts and proportions as the Committee may deem proper.

2.	NO TRUST CREATED. The obligations of the Company to make payments hereunder shall constitute a liability of the Company to a Participant. Such payments shall be made from the general funds of the Company, and the Company shall not be required to establish or maintain any special or separate fund, or purchase or acquire life insurance on a Participant’s life, or otherwise segregate assets to assure that payment shall be made, and neither a Participant, his estate nor Beneficiary shall have any interest in any particular asset of the Company by reason of its obligations hereunder. The Participant’s rights to deferred amounts will be the same as an unsecured general creditor of the Company, and all property and rights to property, including rights as a beneficiary of a life insurance contract purchased with deferred amounts, and all income attributable to the deferred amounts and property will remain solely the property of the Company and will be subject to claims of general creditors of the company. Nothing contained in the Plan shall create or be construed as creating a trust of any kind or any other fiduciary relationship between the Company and a Participant or any other person.

3.	The effective date of this plan is January 1, 1990.

4.	The plan has been amended effective October 15, 2008, to comply with Section 409A of the Code and the regulations thereunder.

ARTICLE IX
CONSTRUCTION
1.	GOVERNING LAW. This Plan shall be construed and governed in accordance with the laws of the State of South Carolina.

2.	GENDER. The masculine gender, where appearing in the plan, shall be deemed to include the feminine gender, and the singular may include the plural, unless the context clearly indicates to the contrary.

3.	HEADINGS, ETC. The cover page of this plan, the Table of Contents and all headings used in this plan are for the convenience of reference only and are not part of the substance of this plan.